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                                                                       Exhibit 5
                                LEHMAN BROTHERS





                                                                    June 1, 1994

Lehman Brothers Holdings Inc.
3 World Financial Center
New York, NY  10285

                 Re:      Lehman Brothers Holdings Inc.
                          Common Stock

Ladies and Gentlemen:

         I am a Deputy General Counsel of Lehman Brothers Inc. and I have acted as counsel to Lehman Brothers Holdings Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "1933 Act"), of 31,716,677 shares of Common Stock par value $.10 per share (the "Common Stock"), of which (i) 16,650,000 shares of Common Stock (the "MOP Stock") will be distributed from time to time to employees and non-employee directors of the Company under the Company's 1994 Management Ownership Plan (the "MOP"), (ii) 3,200,000 shares of Common Stock (the "MRP Stock") will be distributed to employees of the Company under the Company's 1994 Management Replacement Plan (the "MRP") in connection with the cancellation of certain awards by American Express Company (the "MRP Stock"),
(iii) 6,000,000 shares of Common Stock (the "ESPP Stock") will be offered by the Company from time to time to its employees under the Company's 1994 Employee Stock Purchase Plan (the "ESPP"), (iv), 2,500,000 shares of Common Stock (the "TDSP Stock") will be offered by the Company from time to time under the Company's Tax Deferred Savings Plan (the "TDSP") and (v) 3,000,000 shares of Common Stock (the "EOP Stock") may be offered from time to time by employees of the Company who received such shares upon exchange of phantom shares of the Company acquired under the Lehman Brothers Inc. Employer Ownership Plan (the "EOP"). The MOP Stock, the MRP Stock, the ESPP Stock, the TDSP Stock and the EOP Stock are collectively referred to herein as the "Shares." The MOP, MRP, ESPP, TDSP and EOP are collectively referred to herein as the "Plans."

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
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Lehman Brothers Holdings Inc.
June 1, 1994
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         In connection with this opinion, I or members of my staff have examined (i) the Registration Statement filed with the Securities and Exchange Commission (the "Commission") on June 1, 1994 under the Securities Act of 1993, as amended (the "1933 Act"); (ii) the Certificate of Incorporation and the By-laws of the Company, in each case as amended to the dated hereof, (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the shares; (iv) certain resolutions of the Board of Directors approving the terms and provisions of the Plans; (v) a specimen certificate evidencing the Common Stock; (vi) the Plans; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

         In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all the documents submitted to me as original, the conformity to original documents as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         I understand that the TDSP received a determination letter from the Internal Revenue Service (the "IRS") dated March 23, 1987 stating that the TDSP, as amended, is a qualified plan under Section 401(a) of the Internal Revenue Code (the "Code"), that the cash or deferred feature of the TDSP is qualified under Section 401(k) of the Code, and that its related Trust is exempt from income tax under Section 501(a) of the Code.

         The TDSP was restated effective January 1, 1989, incorporating all amendments made through August 23, 1993, and has been subsequently amended.
The restated TDSP, as amended, will be filed in a timely manner with the IRS to request a further determination that the TDSP continues to be qualified under the Code. I understand that all changes required by the IRS will be made to qualify the TDSP.

         I am admitted to the Bar in the State of New York and I express no opinion as to laws of any jurisdiction other than the laws of the Sate of New York, the General Corporation Law of the State of Delaware, and the laws of the United States of America.

         Based upon and subject to the forgoing, I am of the opinion that:

         1. The issuance of the EOP Stock is duly authorized and the EOP Stock is validly issued, fully paid and nonassessable.
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Lehman Brothers Holdings Inc.
June 1, 1994
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         2.  The issuance of the MOP Stock, MRP Stock, ESPP Stock and TDSP
Stock has been duly authorized and newly issued shares when (a) contributed to the MOP, MRP and TDSP and (b) purchased for the ESPP and the TDSP, in each case in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

         3. The restated TDSP, as amended, complies as to form with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended.

         4. There has been no change to the restated and amended TDSP that would cause the TDSP not to qualify under Section 401 of the Code.

         5. Interests in the TDSP, when issued in accordance with the terms of the TDSP, will be duly authorized and validly issued.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in each of the prospectuses which are issued under the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                  Very truly yours,



                                  Karen M. Muller